News Release

ASCENA RETAIL GROUP, INC. REPORTS FIRST QUARTER FISCAL 2019 RESULTS; PROVIDES SECOND QUARTER EARNINGS GUIDANCE;
MAINTAINS FULL YEAR GUIDANCE

FIRST QUARTER COMPARABLE SALES UP 3%;
GAAP EPS OF $0.03; ADJUSTED EPS OF $0.06

MAHWAH, NJ - December 10, 2018 - ascena retail group, inc. (Nasdaq - ASNA) (“ascena” or the “Company”) today reported financial results for its fiscal first quarter ended November 3, 2018. For the first quarter of Fiscal 2019, the Company reported GAAP earnings of $0.03 per diluted share, which was flat to the year-ago period, as an increase in comparable sales and lower restructuring costs were offset by the impact of a lower gross margin rate, unfavorable timing related to the adoption of the new revenue recognition accounting standard, and the unfavorable impact of the 53rd week in the Company's prior fiscal year, which moved the peak back-to-school selling week from week 1 in the prior year to week 52 in the current fiscal year. For the first quarter of Fiscal 2019, the Company reported adjusted earnings of $0.06 per diluted share compared to adjusted earnings of $0.11 per diluted share in the year-ago period, with the decline primarily caused by the unfavorable impact of the 53rd week and the new revenue recognition standard.

David Jaffe, Chairman and Chief Executive Officer of ascena retail group, inc., commented, “Our first quarter results represent another step forward in our journey to transform ascena into a more agile, profitable company. We delivered a 3% comparable sales increase, driven by strength at our Premium and Kids segments. Adjusted earnings per share of 6 cents came in at the top of our guide, driven by better than expected top-line growth.”

Jaffe continued, “We have built a solid foundation over the course of our transformation, consisting of new brand leadership and significantly enhanced enterprise capabilities. We've strengthened this foundation through an enhanced understanding of our customer that we have developed from our recently launched customer insights initiative. We believe our efforts are beginning to produce positive results, and are focused on building upon our momentum."

Jaffe concluded, “In parallel with execution of strategic brand growth initiatives, we continue to evaluate all opportunities to increase shareholder value, including ongoing assessment of our brand portfolio, development of our platform capability to enable delivery of third party services, and potential new channels of distribution."

Fiscal First Quarter Results - Consolidated

Overview
Current and prior year results include items that the Company does not believe reflect the fundamental performance of its business. A summary of the items impacting both periods is presented in Note 2 to the unaudited condensed consolidated financial information, which is included herein.

Net Sales and comparable sales
Net sales for the first quarter of Fiscal 2019 were $1,592 million compared to $1,590 million in the year-ago period, with a 3% increase in comparable sales offset by lower non-comparable sales and adoption of the new revenue recognition accounting standard. The decrease in non-comparable sales was caused by the unfavorable impact of the 53rd week in the Company's prior fiscal year and fewer stores as a result of the Company's ongoing fleet optimization program.

The Company's comparable and net sales data are summarized below:

		Net Sales (millions)
	Comparable Sales	Three Months Ended
		November 3, 2018	October 28, 2017
Ann Taylor	7%	$185.7	$179.1
LOFT	9%	410.3	376.0
Premium Fashion	8%	596.0	555.1

maurices	(3)%	253.3	265.9
dressbarn	(4)%	191.1	205.4
Value Fashion	(3)%	444.4	471.3

Lane Bryant	(2)%	220.0	234.7
Catherines	(3)%	65.4	69.5
Plus Fashion	(2)%	285.4	304.2

Justice	12%	266.0	259.1
Kids Fashion	12%	266.0	259.1

Total Company	3%	$1,591.8	$1,589.7

Gross margin
Gross margin decreased to $946 million, or 59.4% of sales, for the first quarter of Fiscal 2019 compared to $965 million, or 60.7% of sales in the year-ago period. The decline in gross margin dollars from the year-ago period was caused by higher shipping costs related to increased direct channel penetration, greater markdown requirements at our Plus Fashion and Value Fashion segments, along with the unfavorable impact of the 53rd week shift and product mix on merchandise margin rate at our Kids Fashion segment. These factors were partially offset by significant merchandise margin rate improvement at our Premium Fashion segment resulting from strong product acceptance.

Buying, distribution, and occupancy expenses
Buying, distribution, and occupancy (“BD&O”) expenses for the first quarter of Fiscal 2019 decreased to $315 million, which represented 19.8% of sales, compared to $318 million, or 20.0% of sales in the year-ago period. In terms of dollars, the reduction was driven by lower occupancy expenses resulting from our fleet optimization program, partially offset by higher variable distribution costs related to the increased penetration of our direct business.

Selling, general, and administration expenses
Selling, general, and administrative (“SG&A”) expenses for the first quarter of Fiscal 2019 increased 2% to $502 million, or 31.5% of sales, compared to $493 million, or 31.0% of sales in the year-ago period. The increase in SG&A expenses was primarily due to inflationary increases and the reset of performance-based compensation to target levels, offset in part by transformation-related savings that resulted from our fleet optimization program, headcount reductions, and non-merchandise procurement savings.

Operating income
Operating income for the first quarter of Fiscal 2019 was $39 million compared to $40 million in the year-ago period, as the positive impact of comparable sales growth and lower depreciation and restructuring-related costs were offset by lower non-comparable sales, lower gross margin rate, and increased SG&A expenses.

Provision for income taxes
For the three months ended November 3, 2018, the Company recorded a tax provision of $8 million on pre-tax income of $14 million. The effective tax rate of 57% was higher than the statutory tax rate primarily due to changes in tax regulations on foreign sourced income and non-deductible executive compensation.

Net income and Net income per diluted share
The Company reported Net income of $6 million, or $0.03 per diluted share in the first quarter of Fiscal 2019, compared to Net income of $7 million, or $0.03 per diluted share, in the year-ago period.

Fiscal First Quarter Balance Sheet Highlights

Cash and cash equivalents
The Company ended the first quarter of Fiscal 2019 with Cash and cash equivalents of $199 million.

Inventories
The Company ended the first quarter of Fiscal 2019 with inventory of $830 million, up 11% from the year-ago period. The increase supports positive forward comp growth expectations, and reflects a change in receipt timing compared to the prior year, along with a $14 million gross-up related to adoption of the new revenue recognition accounting standard.

Capital expenditures
Capital expenditures totaled $39 million in the first quarter of Fiscal 2019, primarily to support new capabilities and strategic initiatives.

Debt
The Company ended the first quarter of Fiscal 2019 with total debt of $1,372 million, which represents the balance remaining on the term loan. There were no borrowings outstanding under the Company's revolving credit facility at the end of the first quarter of Fiscal 2019 and the Company had $473 million of borrowing availability under its revolving credit facility. The Company is not required to make its next quarterly term loan payment of $22.5 million until November of calendar 2020.

Fiscal Year 2019 Second Quarter and Full Year Outlook

The Company currently expects a fiscal year 2019 second quarter non-GAAP loss per share of $(0.25) to $(0.15), supported by the following assumptions:

- Net sales of $1.675 to $1.705 billion;
- Comparable sales up 2% to 4%;
- Gross margin rate of 54.2% to 54.8%;
- Operating expense growth of approximately 2%;
- Depreciation and amortization of approximately $84 million;
- Operating loss of $(30) to $(10) million;
- Interest expense of approximately $26 million;
- Income tax benefit of approximately $6 million reflecting a 21% federal tax provision and minimum taxes; and
- Diluted share count of 198 million.

The Company continues to expect Fiscal 2019 full year non-GAAP earnings per share of $0.00 to $0.10, supported by low single digit comp growth, with underlying assumptions consistent with its previous guidance issued on September 24, 2018.

Real Estate

The Company's store information on a brand-by-brand basis for the first quarter is as follows:

	Quarter Ended November 3, 2018
	Store Locations Beginning of Q1	Store Locations Opened	Store Locations Closed	Store Locations End of Q1
Ann Taylor	304	1	(2)	303
LOFT	672	4	(4)	672
maurices	972	—	(11)	961
dressbarn	730	—	(7)	723
Lane Bryant	749	—	(2)	747
Catherines	348	—	(3)	345
Justice	847	—	(2)	845
Total	4,622	5	(31)	4,596

Conference Call Information

The Company will conduct a conference call today, December 10, 2018, at 4:30 PM Eastern Time to review its first quarter Fiscal 2019 results, followed by a question and answer session. Parties interested in participating in this call should dial in at (877) 930-8316 prior to the start time, the conference ID is 2762939. The call will also be simultaneously broadcast at www.ascenaretail.com. A recording of the call will be available shortly after its conclusion and until December 17, 2018 by dialing (855) 859-2056, the conference ID is 2762939, and until January 10, 2019 via the Company’s website at www.ascenaretail.com.

Non-GAAP Financial Results

As noted above, the comparability of the Company's operational results for the periods presented herein has been affected by certain transactions. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance, trends and period-over-period comparative results. Non-GAAP measures eliminate amounts that do not reflect the fundamental performance of the Company’s businesses. Such items include costs such as (i) acquisition and integration expenses, (ii) restructuring, tangible asset impairments and other related charges including, but not limited to, charges incurred under the Company's Change for Growth initiative, and (iii) non-cash charges associated with purchase accounting adjustments related to the acquisition of ANN INC.'s ("ANN") assets and liabilities, primarily reflecting depreciation and amortization expense and lease-related adjustments. Reference is made to Note 2 of the unaudited condensed consolidated financial information included herein for more information.

Many investors also use non-GAAP measures as a common basis for comparing the performance of different companies. A general limitation of non-GAAP measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Non-GAAP measures should be considered in addition to, not as a substitute for, the Company’s Operating income and Net income per common share, as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

Additionally, a reconciliation of the projected non-GAAP EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the Company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges, acquisition and integration related expenses, non-cash purchase accounting adjustments, and the tax effect of all such items. As previously stated, the Company has historically excluded these items from non-GAAP financial measures. The Company currently expects to continue to exclude such items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as actions under the Company's Change for Growth program, or acquisition and integration expenses, are inherently unpredictable as to if or when they may occur. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Forward-looking statements are statements related to future, not past, events, and often contain words such as “expect,” "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," “estimate,” “forecast,” "target," “preliminary,” or “range,” and include the Company’s outlook for the second quarter and full year of Fiscal Year 2019. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available in the Company’s most recent Annual Report on Form 10-K.

About ascena retail group, inc.

ascena retail group, inc. (Nasdaq: ASNA) is a leading national specialty retailer offering apparel, shoes, and accessories for women under the Premium Fashion segment (Ann Taylor, LOFT, and Lou & Grey), Value Fashion segment (maurices and dressbarn), Plus Fashion segment (Lane Bryant, Catherines and Cacique), and for tween girls under the Kids Fashion segment (Justice). ascena retail group, inc. operates ecommerce websites and approximately 4,600 stores throughout the United States, Canada and Puerto Rico.

For more information about ascena retail group, inc. visit: ascenaretail.com, AnnTaylor.com, factory.anntaylor.com, LOFT.com, outlet.loft.com, louandgrey.com, maurices.com, dressbarn.com, lanebryant.com, Catherines.com, and shopjustice.com.

CONTACT:	For investors:	For media:
	ICR, Inc.	ascena retail group, inc.
	Jean Fontana	Shawn Buchanan
	Managing Director	Corporate Communications
	(646) 277-1214	(212) 541-3418
	Jean.Fontana@icrinc.com	shawn_buchanan@anninc.com

Jennifer Davis
Senior Vice President
(646) 677-1813
Jennifer.Davis@icrinc.com

ascena retail group, inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share data)

	Three Months Ended
	November 3, 2018	% of Net Sales	October 28, 2017	% of Net Sales
Net sales	$1,591.8	100.0%	$1,589.7	100.0%
Cost of goods sold	(646.2)	(40.6)%	(624.6)	(39.3)%
Gross margin	945.6	59.4%	965.1	60.7%
Other costs and expenses:
Buying, distribution and occupancy expenses	(314.7)	(19.8)%	(318.1)	(20.0)%
Selling, general and administrative expenses	(502.1)	(31.5)%	(492.8)	(31.0)%
Acquisition and integration expenses	—	—%	(2.1)	(0.1)%
Restructuring and other related charges	(7.9)	(0.5)%	(22.2)	(1.4)%
Depreciation and amortization expense	(82.0)	(5.2)%	(90.0)	(5.7)%
Operating income	38.9	2.4%	39.9	2.5%
Interest expense	(26.0)	(1.6)%	(26.6)	(1.7)%
Interest income and other (expense) income, net	0.8	0.1%	0.2	—%
Income before provision for income taxes	13.7	0.9%	13.5	0.8%
Provision for income taxes	(7.8)	(0.5)%	(6.9)	(0.4)%
Net income	$5.9	0.4%	$6.6	0.4%

Net income per common share:
Basic	$0.03		$0.03
Diluted	$0.03		$0.03

Weighted average common shares outstanding:
Basic	196.7		195.4
Diluted	201.2		195.4

See accompanying notes.

ascena retail group, inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions)

	November 3, 2018	August 4, 2018	October 28, 2017
ASSETS
Current assets:
Cash and cash equivalents	$198.9	$238.9	$303.0
Inventories	829.6	622.9	744.2
Prepaid expenses and other current assets	254.5	248.5	203.6
Total current assets	1,283.0	1,110.3	1,250.8
Property and equipment, net	1,154.4	1,205.3	1,378.8
Goodwill	683.0	683.0	683.0
Other intangible assets, net	512.5	516.0	528.3
Other assets	55.8	55.9	60.6
Total assets	$3,688.7	$3,570.5	$3,901.5

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$528.7	$437.6	$425.4
Accrued expenses and other current liabilities	329.8	331.4	359.2
Deferred income	140.3	121.7	116.2
Current portion of long-term debt	—	—	21.5
Total current liabilities	998.8	890.7	922.3
Long-term debt, less current portion	1,331.2	1,328.7	1,524.9
Lease-related liabilities	307.0	315.2	339.3
Deferred income taxes	36.1	29.6	98.6
Other non-current liabilities	202.4	207.8	185.0
Total liabilities	2,875.5	2,772.0	3,070.1
Equity	813.2	798.5	831.4
Total liabilities and equity	$3,688.7	$3,570.5	$3,901.5

See accompanying notes.

ascena retail group, inc.
Segment Information (Unaudited)
(millions)

	Three Months Ended
	November 3, 2018	October 28, 2017
Net sales:
Premium Fashion	$596.0	$555.1
Value Fashion	444.4	471.3
Plus Fashion	285.4	304.2
Kids Fashion	266.0	259.1
Total net sales	$1,591.8	$1,589.7

	Three Months Ended
	November 3, 2018	October 28, 2017
Operating income: (a)
Premium Fashion (b)	$54.6	$38.5
Value Fashion	(6.2)	10.9
Plus Fashion	(12.0)	(0.9)
Kids Fashion	10.4	15.7
Unallocated acquisition and integration expenses	—	(2.1)
Unallocated restructuring and other related charges	(7.9)	(22.2)
Total operating income	$38.9	$39.9

	Three Months Ended
	November 3, 2018	October 28, 2017 (a)
Non-GAAP adjusted operating income:
Premium Fashion (b)	$54.6	$43.2
Value Fashion	(6.2)	10.9
Plus Fashion	(12.0)	(0.9)
Kids Fashion	10.4	15.7
Total non-GAAP adjusted operating income	$46.8	$68.9
(a) Current year amounts reflect the impact of adopting the new revenue recognition accounting standard in the first quarter of Fiscal 2019. Prior period amounts have not been restated and continue to be reported under the accounting standards in effect for those periods.
(b) Operating income for the three months ended October 28, 2017 includes the impact of non-cash expenses of $4.7 million associated with the purchase accounting adjustments of ANN's assets and liabilities to fair market value. The adjustment primarily consist of depreciation and amortization associated with the write-up of ANN's customer relationships and property and equipment and other purchase accounting adjustments, which are primarily lease-related. This item has been excluded from the non-GAAP adjusted operating income. Reference is made to Note 2 of the unaudited condensed consolidated financial information included herein for a reconciliation of operating income on a GAAP basis to non-GAAP adjusted operating income.

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information
(millions, except per share data)

Note 1. Basis of Presentation

Fiscal year 2019 will end on August 3, 2019 and will be a 52-week period ("Fiscal 2019"). Fiscal year 2018 ended on August 4, 2018 and was a 53-week period (“Fiscal 2018”). The three months ended November 3, 2018 and the three months ended October 28, 2017 are both 13-week periods.

Note 2. Reconciliation of Non-GAAP Financial Measures

The comparability of the Company's operational results reported in accordance with U.S. generally accepted accounting principles ("GAAP") for the periods presented herein has been affected by certain transactions. The Company believes that the non-GAAP financial measures presented below, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance, trends and period-over-period comparative results. Non-GAAP measures eliminate amounts that do not reflect the fundamental performance of the Company’s businesses. These items include costs such as (i) acquisition and integration expenses, (ii) restructuring, tangible asset impairments and other related charges including, but not limited to, charges incurred under the Company's Change for Growth initiative, and (iii) non-cash charges associated with purchase accounting adjustments related to the acquisition of ANN's assets and liabilities, primarily reflecting depreciation and amortization expense and lease-related adjustments.

Many investors also use non-GAAP measures as a common basis for comparing the performance of different companies. A general limitation of non-GAAP measures is that they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Non-GAAP measures should be considered in addition to, not as a substitute for, the Company’s Operating income and Net income per common share, as well as other measures of financial performance and liquidity reported in accordance with GAAP.

The following tables reconcile non-GAAP financial measures to the most directly comparable GAAP financial measures and include Net sales, Gross margin, BD&O expense, SG&A expense, Depreciation and amortization expense, Operating income, Income tax provision, Net income, Diluted net income per common share and earnings before interest, taxes, depreciation and amortization, as adjusted ("Adjusted EBITDA") to Net income for all periods presented.

	Three Months Ended
	November 3, 2018	October 28, 2017
Net sales - reported GAAP basis	$1,591.8	$1,589.7
Impact of non-cash purchase accounting adjustments (a)	—	0.1

Non-GAAP Net sales	$1,591.8	$1,589.8

	Three Months Ended
	November 3, 2018	October 28, 2017
Gross Margin - reported GAAP basis	$945.6	$965.1
Impact of non-cash purchase accounting adjustments (a)	—	0.1

Non-GAAP Gross Margin	$945.6	$965.2

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions, except per share data)

Note 2. Reconciliation of Non-GAAP Financial Measures (continued)

	Three Months Ended
	November 3, 2018	October 28, 2017
Buying, distribution & occupancy expense - reported GAAP basis	$(314.7)	$(318.1)
Impact of non-cash purchase accounting adjustments (a)	—	0.1

Non-GAAP Buying, distribution & occupancy expense	$(314.7)	$(318.0)

	Three Months Ended
	November 3, 2018	October 28, 2017
Selling, general & administrative expense - reported GAAP basis	$(502.1)	$(492.8)
Impact of non-cash purchase accounting adjustments (a)	—	1.6

Non-GAAP Selling, general & administrative expense	$(502.1)	$(491.2)

	Three Months Ended
	November 3, 2018	October 28, 2017
Depreciation and amortization expense - reported GAAP basis	$(82.0)	$(90.0)
Impact of non-cash purchase accounting adjustments (a)	—	2.9

Non-GAAP Depreciation and amortization expense	$(82.0)	$(87.1)

	Three Months Ended
	November 3, 2018	October 28, 2017
Operating income - reported GAAP basis	$38.9	$39.9
Impact of non-cash purchase accounting adjustments (a)	—	4.7
Acquisition and integration expenses (b)	—	2.1
Restructuring and other related charges (c)	7.9	22.2

Non-GAAP Operating income	$46.8	$68.9

	Three Months Ended
	November 3, 2018	October 28, 2017
Income tax provision - reported GAAP basis	$(7.8)	$(6.9)
Income tax impact of non-GAAP adjustments (d)	(1.6)	(14.6)

Non-GAAP income tax provision	$(9.4)	$(21.5)

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions, except per share data)

Note 2. Reconciliation of Non-GAAP Financial Measures (continued)

	Three Months Ended
	November 3, 2018	October 28, 2017
Net income - reported GAAP basis	$5.9	$6.6
Impact of non-cash purchase accounting adjustments (a)	—	4.7
Acquisition and integration expenses (b)	—	2.1
Restructuring and other related charges (c)	7.9	22.2
Income tax impact of non-GAAP adjustments (d)	(1.6)	(14.6)

Non-GAAP Net income	$12.2	$21.0

	Three Months Ended
	November 3, 2018	October 28, 2017
Diluted net income per common share - reported GAAP basis	$0.03	$0.03
Per share impact of non-cash purchase accounting adjustments(a)	—	0.03
Per share impact of Acquisition and integration related expenses (b)	—	0.01
Per share impact of Restructuring and other related charges (c)	0.04	0.11
Per share income tax impact of non-GAAP adjustments (d)	(0.01)	(0.07)

Non-GAAP diluted net income per common share (e)	$0.06	$0.11

	Three Months Ended
	November 3, 2018	October 28, 2017
Adjusted EBITDA	$128.8	$156.0
Impact of non-cash purchase accounting adjustments (a)	—	(1.8)
Acquisition and integration expenses (b)	—	(2.1)
Restructuring and other related charges (c)	(7.9)	(22.2)
Depreciation and amortization expense	(82.0)	(90.0)
Operating income	38.9	39.9
Interest expense	(26.0)	(26.6)
Interest income and other income, net	0.8	0.2
Income before benefit for income taxes	13.7	13.5
Provision for income taxes	(7.8)	(6.9)
Net income	$5.9	$6.6

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions, except per share data)

Note 2. Reconciliation of Non-GAAP Financial Measures (continued)

(a) Includes the impact of non-cash expenses associated with the purchase accounting adjustments of ANN's assets and liabilities to fair market value, calculated in accordance with Accounting Standards Codification 805 - Business Combinations, such as adjustments to depreciation and amortization related to the write-up of ANN's customer relationships and property and equipment and other purchase accounting adjustments, which are primarily lease-related. Such costs are unique to each transaction and the nature and amount of such costs vary significantly based on the size and timing of the acquisitions and the maturities of the businesses being acquired. Previous to the third quarter of Fiscal 2018, we had excluded these costs because we believed that the costs were material to investors and that these non-cash adjustments are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisition. During the third quarter of Fiscal 2018, we concluded that such costs were no longer material and, accordingly we are no longer adjusting for these costs beginning with the third quarter of Fiscal 2018. We will continue to present all prior year quarters as previously adjusted as a supplement to our GAAP information. Amounts recorded in the periods presented are as follows:

	Three Months Ended
	November 3, 2018	October 28, 2017
Net sales	$—	$0.1
Other operating expenses	—	1.7
Depreciation and amortization	—	2.9
	$—	$4.7

(b) Primarily reflects professional fees and other costs related to the ANN acquisition to combine the operations and infrastructure of the ANN business into the Company's.

(c) Reflects costs incurred under the Company's Change for Growth program including professional fees and other related charges incurred in connection with the identification and implementation of the transformation initiatives associated with the program, severance and retention-related charges incurred under the program and charges related to the write-down of assets resulting from program activities or the fleet optimization program. Amounts recorded in each period presented are as follows:

	Three Months Ended
	November 3, 2018	October 28, 2017
Professional fees and other related charges	$8.4	$17.2
Severance and retention	(0.5)	3.9
Impairment of assets	—	1.1
	$7.9	$22.2

(d) Represents the income tax impact applicable to each non-GAAP adjustment described above.

(e) Reflects the impact on EPS of using 201.2 and 195.4 million weighted average common shares for both GAAP net income per diluted common share and adjusted net income per diluted common share for the three months ended November 3, 2018 and October 28, 2017, respectively. The number of weighted average basic and diluted common shares for the three months ended October 28, 2017 are equal as the impact of potentially dilutive stock options and restricted stock units was anti-dilutive under the treasury stock method.